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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Clear Channel Communications, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2000, with respect to the consolidated balance sheet of Hispanic Broadcasting Corporation (formerly Heftel Broadcasting Corporation) and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999, which report is included in the December 31, 2000 Annual Report on Form 10-K of Clear Channel Communications, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                           /s/ KPMG LLP

Dallas, Texas
January 15, 2002